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                                                                       EXHIBIT 5
                                                            OPINION RE: LEGALITY

April 18, 2000

Manzano Corporation
Alvarado Square
Albuquerque, New Mexico 87158

Re:      Issuance of Common Stock in Connection with Formation of a
         Holding Company Structure for Public Service Company of New Mexico

Ladies and Gentlemen:

         We are acting as counsel to Manzano Corporation ("Manzano"), a New Mexico corporation, in connection with Registration Statement on Form S-4 (No. 333-32170), as amended (the "Registration Statement"), under the Securities Act of 1933. The Registration Statement relates to the issuance of up to 39,700,000 shares of Manzano's common stock, without par value (the "Shares"), which are to be issued pursuant to the Agreement and Plan of Share Exchange (the "Agreement"), dated April 17, 2000 between Manzano and Public Service Company of New Mexico ("PNM"), a New Mexico corporation. Pursuant to the Agreement, each share of PNM common stock will be exchanged for one share of Manzano common stock. As a result of the share exchange, Manzano will become the parent holding company of PNM.

         We have examined the Registration Statement, the Agreement and such other corporate records, certificates and other documents and instruments, and have made such investigations of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Based upon and subject to the foregoing, it is our opinion that the Shares, when issued in accordance with the terms outlined in the Registration Statement, including the Agreement constituting Exhibit A to the Proxy Statement and Prospectus portion of the Registration Statement, will be legally issued, fully paid and nonassessable.

         This opinion only addresses the law of New Mexico and the federal law of the United States. This opinion is being rendered solely for your benefit in connection with the issuance of the Shares in accordance with the Agreement.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to Pre-Effective Amendment No. 1 to the Registration Statement and we consent to being identified in the Proxy Statement and Prospectus portion of the Registration Statement under the caption "Validity of Manzano Common Stock." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           KELEHER & McLEOD, P.A.

                                           By  /s/ Charles L. Moore
                                                 Charles L. Moore